Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2023, relating to the consolidated financial statements of Ponce Financial Group, Inc. appearing in the Ponce Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Mazars USA LLP

New York, New York

December 6, 2023